Exhibit 99

CyberOptics Reports Better Than Forecasted Second Quarter Operating Results

And Strong Bookings and Backlog

Minneapolis, MN—July 24, 2007—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2007 ended June 30:

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Consolidated sales totaled $13,974,000, up modestly from $13,741,000 in this year’s first quarter and down from $14,551,000 in the second quarter of 2006. Second quarter sales exceeded the previously issued guidance for this period.

•	Operating income came to $1,274,000, up from $1,174,000 in the first quarter and down from $2,469,000 in the year-earlier period.

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Net income totaled $1,198,000 or $0.13 per diluted share, up from $1,153,000 or $0.13 per diluted share in the first quarter and down from $1,907,000 or $0.21 per diluted share in the second quarter of 2006. Earnings for this year’s second quarter also exceeded the forecasted financial guidance for this period.

•

CyberOptics ended the second quarter of 2007 with cash and marketable securities of $48,842,000, compared to $49,115,000 at the end of the first quarter and $49,007,000 at the beginning of 2007. The slight decrease in cash and marketable securities at the end of the second quarter was due to additional inventory for anticipated increases in third quarter sales. CyberOptics also used cash in the second quarter to repurchase approximately 13,000 shares of its common stock.

Kathleen P. Iverson, president and chief executive officer, commented: “Our above-plan operating results for the second quarter were paced by stronger than anticipated sales of LaserAlign® sensors for our long-time OEM partners. We believe this increased demand reflects the start of a general upturn in the global electronic assembly market, which has been sluggish throughout the past year. Also benefiting our second quarter sales was an order that we received for 37 SE 300 solder paste inspection systems, the largest such order in CyberOptics’ history. Approximately one-half of this order, which was placed by a major Asian original design manufacturer, or ODM, was shipped in the second quarter, with the balance expected to ship in the third quarter. Due to the number of systems in this order, which was placed by our largest ODM customer, this transaction was priced aggressively, which affected our second quarter gross margin.”

Iverson continued: “Order bookings, including electronic assembly sensors and inspection systems, totaled $17.0 million in the second quarter, and we ended this period with a backlog totaling $8.6 million, our largest quarter-ending backlog since the fourth quarter of 2000. The majority of our backlog is scheduled to ship in the third quarter. As a result, we are forecasting sales of $14.5 to $15.5 million and earnings of $0.12 to $0.15 per diluted share for the third quarter of 2007 ending September 30. Our third quarter guidance incorporates higher R&D investments related to the development of next-generation solder paste and automated optical inspection systems. We also will incur the front-end costs associated with replacing our high-cost U.S. software development contractors with an Indian contractor, a move that is expected to result in R&D savings in 2008.”

Steven K. Case, Ph.D., chairman and founder, added: “A number of significant recent wins for our electronic assembly inspection solutions have further validated our belief that this will be a strong and consistent growth driver going forward. Reflecting this conviction, we have deemed it essential to keep our system offerings on the leading edge of inspection technology. This is why we will be significantly increasing R&D investments on next-generation solder paste and automated optical inspection, or AOI, systems during the second half of 2007. We see substantial opportunities for inspection solutions based on faster production through-put speeds, as well as improved imaging resolutions required for inspecting the progressively smaller and nearly microscopic components now used in a growing range of end-user electronics. By making these R&D investments today, we believe CyberOptics can remain at the forefront of the global inspection market well into the future.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through July 31 by dialing 303-590-3000 and providing the 11093968 confirmation code.

CyberOptics Corporation

Condensed Consolidated Income Statements (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$13,974	$14,551	$27,715	$29,269
Cost of revenue	6,880	6,438	13,489	13,521
Gross profit	7,094	8,113	14,226	15,748
Selling, general and administrative expenses	3,573	3,565	7,154	7,118
Research and development expenses	2,201	1,907	4,533	3,940
Amortization of intangibles	46	172	91	379
Income from operations	1,274	2,469	2,448	4,311
Interest income and other	559	418	1,118	812
Income before income taxes	1,833	2,887	3,566	5,123
Provision for income taxes	635	980	1,215	1,760
Net income	$1,198	$1,907	$2,351	$3,363
Net income per share – Basic	$0.13	$0.21	$0.26	$0.38
Net income per share – Diluted	$0.13	$0.21	$0.26	$0.37
Weighted average shares outstanding – Basic	8,901	8,997	8,890	8,962
Weighted average shares outstanding – Diluted	8,988	9,100	8,980	9,072

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents	$17,118	$30,056
Marketable securities	7,608	12,175
Accounts receivable, net	11,278	10,471
Inventories	10,514	8,357
Other current assets	1,032	868
Deferred tax assets	2,572	2,725
Total current assets	50,122	64,652

Marketable securities	24,116	6,776
Intangible and other assets, net	6,358	6,374
Fixed assets, net	2,012	1,814
Deferred tax assets	2,316	2,394
Total assets	$84,924	$82,010

Liabilities and Stockholders’ Equity
Accounts payable	$3,501	$3,783
Accrued expenses	3,840	5,207
Total current liabilities	7,341	8,990

Other liabilities	1,368	—
Total liabilities	8,709	8,990

Total stockholders’ equity	76,215	73,020
Total liabilities and stockholders’ equity	$84,924	$82,010

Backlog Schedule:
3rd Quarter 2007		$7,630
4th Quarter 2007 and thereafter		957
Total backlog		$8,587